RECORDING REQUESTED BY:
Stewart Title of California, Inc.

WHEN RECORDED MAIL TO:
MAIL TAX STATEMENT TO:

American Housing Income Trust, Inc, a Maryland Corporation
34225 N. 27th Drive
BLDG 5-Suite 238
Phoneix, AZ 85085

ORDER NO. 7606-01180-202764
ESCROW NO. 01180-202764
APN: 018-022-028

THIS IS CERTIFIED TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL
STEWART TITLE OF [illegible]
BY ________
DATE 4-11-16
TIME ________ A.M. - P.M. FEE: ________
INSTRUMENT NO. 2016-0025735
STANISLAUS COUNTY RECORDS

SPACE ABOVE THIS LINE FOR RECORDERS USE

GRANT DEED

THE UNDERSIGNED GRANTOR(s) DECLARE(s)

DOCUMENTARY TRANSFER TAX is: $1,815.00 CITY TAX $n/a

X Monument Preservation Fee is: $10.00
X computed on full value of property conveyed, or
computed on full value less value of liens or encumbrances remaining at time of sale.
X Unincorporated area: City of ________________ ,

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

Benny J Manley and Patricia A Manley, husband and wife as joint tenants aka Benny Joe Manley and Patricia Ann Manley, husband and wife as joint tenants

hereby GRANT(S) to American Housing Income Trust, Inc, a Maryland Corporation

the following described real property in an unincorporated area, County of Stanislaus, State of California:

Parcels 1, 2, 3 and 4 as shown on that Parcel Map in the City of Hughson, County of Stanislaus, State of California, recorded March 30, 2011, in Book 56, Page 62 of Parcel Maps, Stanislaus County records.

Date: April 04, 2016

Benny J Manley

Patricia A Manley

MAIL TAX STATEMENT AS DIRECTED ABOVE

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached and not the truthfulness, accuracy, or validity of that document.

State of California
County of Stanislaus

On April 6, 2016 before me Patti Utz, Notary Public personally appeared Benny J. Manley and Patricia A. Manley, who proved to me on the basis of satisfactory evidence to be the person(s), whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature Patti Utz

(seal)

PATTI UTZ
Commission # 2001113
Notary Public - California
Stanislaus County
My Comm. Expires Dec 15, 2016

REAL PROPERTY PURCHASE AGREEMENT

This *Real Property Purchase Agreement* (this "Agreement") is entered into as of the 28th day of March, 2016 (the "Effective Date") by and between American Housing Income Trust, Inc., a Maryland corporation ("Buyer"), and Benny J. Manley and Patricia A. Manley (collectively referred to herein as the "Seller"). Buyer and Seller are also referred to herein singularly as a "Party" or collectively as the "Parties".

WHEREAS, Buyer desires to purchase and Sellers desire to sell to Buyer certain real property described herein on the terms and conditions herein contained;

WHEREAS, Seller has agreed to sell the real property described herein in consideration for the issuance of shares of restricted common stock of Buyer.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Sellers and Buyer, intending to be legally bound, hereby agree as follows:

1. **Sale and Purchase**. Subject to the terms and conditions hereof, Buyer shall purchase from Seller and Seller shall sell and convey to Buyer all rights, title and interest in certain real property identified by legal description attached hereto on Exhibit A, including without limitation, heating, ventilation and air conditioning systems, equipment and controls), tenements, all right, title and interest in all beneficial easements, all division rights, all hereditaments and appurtenances and all other rights or covenants appurtenant to or inuring to the benefit of the land, including all water rights and mineral interests, as well as all of Seller's right, title and interest in and to any streets, rights-of-way, alleys, or strips or gores of land adjoining the land, together with equipment and machinery (including, without limitation, and all security equipment, cameras, card entry systems, monitoring devices, equipment), all appliances and all other miscellaneous personal property on the premises, specifically excluding, however, all personal property leased by Seller (collectively, the "Property"), and together with the following:

A. All right, title and interest, in and to all intangible assets of any nature relating to the Property, including, but not limited to (and only to the extent approved by Buyer): (i) all warranties and guaranties issued with respect to the Property (collectively, the "Warranties"); (ii) all licenses and permits with respect to the ownership, operation and occupancy of the Property, including, but not limited to certificates of occupancy, water and wastewater taps, governmental entitlements, development rights, variances or waivers of zoning or use or similar items, and utility services, commitments (collectively, the "Permits"); (iii) to the extent in Seller's actual possession all existing and proposed building plans, site plans and development drawings and plans, all as-built engineering and architectural plans, drawings, specifications, blueprints, schematics, renderings, and all other plans or studies held by or for Sellers which relate to the Property (collectively, the "Plans"); and (iv) to the extent in Seller's actual possession all surveys, title policies, environmental reports, engineering reports, property condition reports, subsoil tests or analyses, structural reports, foundation reports, American with Disabilities Act of 1990, as amended (the "ADA") reports and building inspection or fire department inspection reports, studies, investigations or other reports related to the Property and all amendments or changes thereto (collectively, the "Reports') (the Warranties, Permits, Plans and Reports are sometimes collectively referred to as the "Records");

B. The Parties acknowledges that this Agreement and the purchase of the Property is not contingent upon Seller obtaining approvals or consents from the lenders or lienholders with security interests over the Property (collectively referred to herein as the "Property Indebtedness," and as described in detail on Exhibit B). In conjunction with the purchase of the Property, the Buyer has entered into a Promissory Note with Marcus E. Cox and Dolores A. Cox, trustees of the Marcus E. Cox and Dolores A. Cox November 1995 Living Trust (the "Trust"), in the amount of $314,830.60 (the "Note"). The Note releases seller's preexisting loan obligations and deed of trust with to the Trust, as Buyer assumes said debt. The Note and a new deed of trust shall be filed by the Trust after execution of this Agreement. The Property is being purchased "subject to" to the remaining Property Indebtedness, and thus Seller acknowledges that it remains a party to any and all agreements associated with the Property Indebtedness; however, Buyer has agreed to indemnify and hold Seller harmless from any and all future

obligations owed on the Property Indebtedness after Closing.

2. **Purchase Price/Payment and Allocation**. The Purchase Price (hereinafter defined) shall be $1,650,000. The Purchase Price shall be paid by Buyer through the Buyer's issuance of 722,883 shares of restricted common stock of the Buyer (collectively, the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller upon the closing of the transaction contemplated by this Agreement, or within a commercially reasonable period of time (the "Closing"). The sock transaction representing the Purchase Price will be done outside of escrow. The Parties agree that the Purchase Price computation is based on the Buyer's assumption of the Property Indebtedness of $565,281.44 (as of the Effective Date) and a valuation of the Buyer's shares at $1.50 per share. The stock shall be issued to "Benny and Patricia Manley." The Parties agree that the valuation of the share price is not based on any formula, insider information, or market activity or volume; rather, the share price is a mutually agreeable valuation based on arms-length negotiations.

3. **Due Diligence Items**. Seller shall deliver to Buyer to the extent in Seller's actual possession or easily accessible by its contractors, partners, and vendors, true and correct copies of all of the following listed items ("Due Diligence Items").

A. A copy of all Records in Seller's possession with respect to the Property.

B. Seller's most current financial statements available for the Property together with Seller's financial statements for the year ended December 31, 2015 and the period ended March 31, 2016 (the "Financial Statements"), and including for each such period a balance sheet and an income and loss statement. The Financial Statements will be accompanied by such Seller's certificate that the Financial Statements are, to Seller's knowledge, true, complete, and correct in all material respects as of the date provided.

C. All notices of violations, claims, proceedings involving the Property.

D. Appraisals, contracts relating to the Property, building inspections, structural inspections, historical designations, applications or landmark status, all building code violations and citations, current tax bills, list of personal property, maintenance and repair inspections and history and all contracts relating to the Property.

E. Rent rolls associated with the Property with any related lease agreements associated with the Property.

In the event Seller acquires possession or control of any of the above referenced Due Diligence items after the period for delivery to Buyer, Seller shall promptly deliver such additional items to Buyer as required above. Additionally, if, after the delivery to Buyer, Seller obtains knowledge that any Due Diligence Item is materially incorrect, Seller will promptly advise Buyer thereof.

4. **Inspection**. Buyer shall have from the Effective Date until **12:00 PM MST** on **March 31, 2016** (the "Inspection Period") to inspect the Property, including without limitation the title, survey and environmental condition of the Property, the condition of any improvements on the Property and Records. If in Buyer's judgment or determination, additional time is needed to obtain, evaluate and/or review reports, violation notices, compliance with governmental programs and authority, assessments or inspections relating to the environmental condition and/or compliance of the Property, Buyer shall have the right to extend the Inspection Period for up to two periods of thirty (30) business days for such purposes. Buyer shall notify Seller of its intent to extend the Inspection Period on or before five (5) days prior to the expiration of the Inspection Period. Seller shall cooperate with Buyer and shall grant to Buyer, its agents, employees, contractors, consultants and designees, the right to enter upon the Property to satisfy itself of the condition thereof, to survey, perform environmental and physical inspections as Buyer deems appropriate. Such physical inspection by Buyer may include a Phase I or Phase II on the Premises. Seller authorizes Buyer and Buyer's agents to contact governmental authorities and other third parties to obtain information about the Property. At or prior to the expiration of the Inspection Period (as may be extended above), Buyer may in its sole discretion either:

A. Proceed to close this transaction (subject to the other express terms of this Agreement); or

B. Terminate this Agreement by written notice sent to Seller, in which event this Agreement shall be void.

Notwithstanding the foregoing, Buyer may, at any time prior to the termination of this Agreement, waive any of the provisions of this Section, in writing delivered to Seller, and in such event, the Inspection Period will be deemed to have expired and Buyer and Seller shall proceed to complete this transaction (subject only to the other express terms of this Agreement).

5. Title Insurance.

A. Title Policy. Seller shall, within seven (7) days of the expiration of the Inspection Period, purchase title insurance for the Property, including coverage under the California Land Title Association ("Title Commitment").

B. Title Matters. The "Permitted Exceptions" to title, as set forth in Exhibit C, shall be any and all covenants, conditions, restrictions and exceptions of record which exist on the Effective Date. Seller shall not place any other exceptions of record on or after the Effective Date.

6. Contingencies. The obligation of Buyer to close the transaction contemplated by this Agreement is contingent upon the satisfaction or written waiver of Buyer (determined in Buyer's sole discretion) prior to closing of the following contingencies (collectively, the "Contingencies"): (i) Sellers have complied with all of the terms hereof and are not in breach hereunder; (ii) the closing of all of the Property shall take place at closing and in no event shall Buyer be required to purchase less than all of the Property at closing nor shall Seller be permitted to require that less than all of the Property be sold at closing to Buyer; and (iii) from and after the date of this Agreement, Seller shall have: (a) continued to operate the Property in the same manner, (b) not sold, transferred, or otherwise conveyed any portion of the Property, or any interest therein, (c) not granted or permitted any licenses, rights, easements, liens, mortgages, encumbrances or other interests with respect to the Property without Buyer's prior written consent, and/or (d) not caused, suffered or permitted waste at the Property. The Buyer and Seller agree that this is not a definitive agreement until such time all contingencies are fully satisfied by the parties, or waived through written agreement.

7. Deed/Transfer Tax. Seller shall convey the Property to Buyer by special warranty deed(s), except subject to the Permitted Exceptions. Seller shall pay all transfer and conveyance taxes and fees in connection with the conveyance of the Property.

8. Taxes and Assessments. Seller shall pay on or before Closing: all taxes and assessments of any kind ("Taxes") which are a lien on the Property, which shall be deemed to include all unpaid installments whether currently due or not, all delinquent real estate taxes, including penalty and interest. Current real estate property taxes for the year of closing shall be prorated on a calendar year basis.

9. Water/Utilities. All water, sewage and related charges and all charges for services of any type furnished to the Property by any governmental agencies, public utilities or private utilities through the date of Closing shall be paid by Seller and evidence thereof delivered to Buyer. Buyer shall be responsible for any and all charges for services of any type furnished to the Property after Closing.

10. Eminent Domain/Damage.

A. If, prior to Closing, any authority having the right of eminent domain shall send written notice to Seller of a proposed eminent domain or condemnation event, commence negotiations with Seller or shall commence legal action against Seller for the damaging, taking or acquiring of all or any part of the Property, either temporarily or permanently, Seller shall promptly give written notice of the same to Buyer. Upon the occurrence of any of the foregoing events, Buyer shall have the option (a) to take title in accordance with the terms and conditions of this Agreement and permit Seller to negotiate with the condemning authority and receive the condemnation award, reducing the purchase price hereunder by the amount thereof received or receivable by Seller; (b) to take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and receive the benefits thereof; or (c) to terminate this Agreement and declare its obligations hereunder null and void and of no further effect and Buyer shall receive a full refund of the Deposit.

B. If there is any material damage to the Property or material change as to the condition of the Property not caused by Buyer, its agents or invitees, between the date hereof and the Closing, this Agreement shall, at Buyer's election, be terminated and Buyer shall receive a full refund of the Deposit. If Buyer elects to accept the Property

in its then condition, all proceeds of insurance and claims for damages payable to any Seller by reason of such damage shall be paid to or assigned to Buyer.

11. Access to and Testing of Property. Seller grants to Buyer and Buyer's agents, employees, contractors, representatives and other designees (hereinafter collectively called "Buyer's Designees") the right and permission at reasonable times and with two (2) days prior written notice to Seller prior to Closing to enter upon the Property to inspect the Property and conduct such inspections, assessments, studies and tests with respect to the Property as Buyer may desire ("Buyer's Activities"), provided that (a) such inspections and tests shall be so conducted as not to damage the Property in any manner, and (b) such inspections and tests shall be conducted at Buyer's cost and expense.

12. Power of Attorney. After Closing, and without the need for a separate agreement, Seller hereby constitutes and appoints the Buyer, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact over the Property, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices all certificates, documents and other instruments (including this Agreement) that the Buyer deems appropriate or necessary related to the Property or the Property Indebtedness, including but not limited to negotiating and finalizing any refinancing or related matters with those lenders or lienholders with rights to the Property. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that the Seller will be relying upon the Buyer to act as contemplated by this Agreement in any filing or other action by it related to the Property.

13. Closing. The Closing of Escrow shall occur by or before **5:00 PM MST** on **April 8, 2016**, unless otherwise amended by the Parties in a writing. At Closing, Seller shall deliver:

A. The special warranty deed in recordable form in accordance with the terms of this Agreement;

B. The Title Company's standard owner's lien affidavit;

C. All required or customary certificates, instruments and affidavits required by the Title Company to issue the Title Policy as required hereunder.

D. Transfer affidavits, and all required or customary certificates and affidavits for a sale of Property in the States of the Property.

E. General Assignment of all of the Records from Seller to Buyer free of all Liens in the form and substance acceptable to Buyer.

F. A duly executed counterpart of the closing statement.

G. If an entity, evidence of Seller's authority, including Seller's certificate of good standing in its state of incorporation or organization, resolutions, and certificates, acceptable to the Buyer and Title Company.

H. Estoppel Certificates signed by tenants of the Property.

I. Letter to tenants of the Property satisfactory to Buyer instructing tenants to pay any and all future payments under their respective lease agreements directly to Buyer until further notice.

J. For those properties not under current lease agreements, physical possession of the Property, including all keys, access codes, and /or pin numbers.

K. Non-Foreign Affidavit pursuant to Section 1445(f)(3) of the Internal Revenue Code of 1986.

L. All other items customary and ordinary practice in real estate closings in the State(s) of the Property.

14. Brokers/Broker Acknowledgement. Seller's broker, if one, shall be fully paid by Seller when due and satisfactory evidence of such payment shall be given to Buyer at or prior to closing. Seller shall indemnify Buyer from all

claims, liabilities, actions, losses, costs and fees arising from failing to so pay. Except for Seller's broker, the Parties hereby represent that, except as follows, it has not used a broker and is not obligated for any broker or related fees relating to this transaction and agrees and indemnifies the other party against and agrees to hold the other party harmless from, any and all losses, costs, damages, liabilities and expenses resulting from a breach of the foregoing. Such indemnifications shall survive the Closing.

15. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

A. Authority/Capacity/Title. Seller is fully authorized and has the legal capacity to execute, deliver and perform this Agreement and to sell the Property as set forth herein and has not entered into any other agreement, oral or written, and is not subject to any restriction or any judgment or decree of any court, governmental department, commission, board, agency or tribunal which would limit or restrict the its right to enter into this Agreement and to fulfill its obligations hereunder. Seller owns full, marketable, fee simple and legal title to all of the Property.

B. Litigation. Seller represents that (i) there are no claims, lawsuits, investigations, actions or other proceedings or administrative hearings pending or threatened, in which Seller is or may be a party or which affects the Property or Seller's interest in the Property; (ii) Seller has not received any written notice of any pending or threatened condemnation actions with respect to the Property; (iii) Seller has not received written request from any governmental entity with regard to the dedication of any of the Property, special or other assessment or charge; and (iv) Seller has not received written notice of any pending or contempleted change in any regulation or private restriction applicable to the Property.

C. Claims. There are no demands, violations, damages, actions, causes of actions, or claims of third parties (including any tenant or prior tenant) which would be a charge or encumbrance against the Property or a liability of any successor owner of the Property or by any person or entity who asserts a leasehold or other interest in the Property or in any personal property located thereon. There are no orders of any court or tribunal in effect which prohibit or place limitation on the sale of the Property.

D. United States Person. Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an a standard non-foreign affidavit as required by law at Closing.

F. No Outstanding Contracts or Options. Except for any agreements approved in writing by Buyer, Seller has not entered into any agreement, oral or written, which would limit or restrict its right to enter into this Agreement and to fulfill its obligations hereunder and no person or entity has any right or option to acquire or lease all or any portion of the Property. There are no agreements, including any service contracts, management contracts or other agreements, oral or in writing which affect the Property or which would be binding upon Buyer or the Property that have not been either accepted in writing by Buyer or terminated by Seller effective on or prior to the Closing Date, all without liability to the Property or Buyer. Seller expressly represents that there is no management agreement or other similar agreement affecting the Property.

G. Agreement Binding. The execution of this Agreement and the consummation of the transactions contemplated herein constitute the binding obligation of Seller and do not violate and will not conflict with or result in the breach of any term of any law, agreement, order or instrument to which Seller is a party or by which it or the Property are or may be bound.

H. Violations. Except as specifically listed and included in the written due diligence items delivered to Buyer by Seller and identified in writing by the parties as so delivered and received within five (5) business days of the Effective Date, Seller has not received from any governmental authority any notice of zoning, building, fire, health code, environmental or other violations with respect to the Property, or any part thereof and there are no current violations relating to the Property and Seller has not received any written notice from the applicable governing authority that the Property is not in compliance with any applicable laws, ordinances, regulations, statutes, rules, and restrictions relating to the Property.

I. Condemnation. To Seller's actual knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Property.

J. Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all its assets, suffered the attachment or other seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

K. Employees. Seller will terminate or relocate all of its employees or independent contractors working on the Property at Closing and Buyer will have no responsibility to any such employees or independent contractors in any regard.

L. Environmental. Except as specifically set forth in the environmental reports delivered to Buyer by Seller and identified in writing by the parties as so delivered and received within five (5) business days of the Effective Date: (i) To the best of Seller's knowledge, no Hazardous Substances exist in, on, under or at the Property; (ii) To the best of Seller's knowledge, no spills, releases, discharges, or disposal of Hazardous Substances, have occurred in, on, under or at the Property; (iii) To the best of Seller's knowledge, no spills, disposal or migration of Hazardous Substances have occurred off the Property as a result of any activity on the Property; (iv) To the best of Seller's knowledge, the Property is in full compliance with all federal, state, foreign and local act, statute, ordinance, laws or regulations, agreements with governments, and court and administrative orders with respect to environmental conditions ("Law(s)"); (v) to the best of Seller's knowledge, there are presently no and there have never been any underground storage tanks or underground deposits on the Property; (vi) To the best of Seller's knowledge, there is no presence of any polychlorinated biphenyl ("PCB"), lead paint or friable asbestos in use at or on the Property; and (vii) Seller has no knowledge of any violation of any Laws relating to the environment on the Property. The term "Hazardous Substances" shall mean: any substance regulated by any Laws or defined or designated as harmful to the health of persons or the environment, controlled or regulated for the safety of the environment or human health, or otherwise. The term Hazardous Substances shall include hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term under or referred to in any Law. Seller has not allowed, permitted or suffered, and there has been no storage or dumping of Hazardous Substances, in or on the Property through the date of closing, and, to the best of Seller's knowledge, except as specifically set forth in the environmental reports delivered to Buyer by Seller and identified in writing by the parties as so delivered and received within five (5) business days of the Effective Date, there has been no violation or failure to comply with any Law relating to the generation, recycling, reuse, sale, storage, handling, transport, and disposal of any Hazardous Substances. To Seller's actual knowledge, Seller has not transported any Hazardous Substances or arranged for the transportation of such substances or materials to any location which is listed or proposed for listing under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), or the Clean Water Act, as amended ("CWA"), or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, RCRA or the CWA which could lead to a claim being made against Buyer or Seller.

M. Service Agreements. Seller is not a party to any contracts or agreements related to the upkeep, repair, maintenance, management, leasing or operation of the Property except as delivered to and disclosed in writing to Buyer within five (5) business days of the Effective Date and provided that Seller agrees, prior to closing and without any liability on the part of Buyer, to terminate any such contract or agreement that Buyer does not elect in writing to accept.

N. Title and Physical Condition. Seller holds (fully or in part) fee simple or leasehold title to the Property. To the Seller's knowledge, there is no existing patent or latent structural or other physical defect or deficiency in the condition of the Property, or any component or portion thereof that would have a material adverse effect on the Property. Seller acknowledges that since the title policies will reflect that the conveyance of the Property is "subject to" all liens and other encumbrances, its current lenders on the Property Indebtedness may pursue causes of action against Seller (depending on which property and lender) for breaches of any applicable note, mortgage, deed of trust, or other existing obligations associated with the Property Indebtedness.

O. Seller Affiliate Liabilities. Except for (i) the Property Indebtedness, (ii) any tenancy-in-common or joint

venture agreement to which the Property may be subject, and (iii) any accrued liabilities and obligations of the Seller which are subject to Closing prorations pursuant to this Agreement, to the knowledge of Seller, no affiliate or related party to Seller, shall have any material liabilities or obligations, either accrued, absolute or contingent or otherwise related to the Property, which will not be paid or discharged on or before the Closing. In addition, except for the claims and liabilities described in the preceding sentence or otherwise described or disclosed in this Agreement, no affiliate or related party to Seller has, to the knowledge of Seller, received notice of, as of the date of execution of this Agreement, nor has any knowledge of any basis for any, claim against (or liability of) arising from events occurring prior to the Closing, which will not be discharged by the Seller, or its related parties or affiliates, before the Closing.

P. Taxes. Seller has timely filed with the appropriate taxing authorities all returns (including without limitation informational returns and other material information) in respect of Federal, State and local taxes required to be filed through the date hereof (and for which an extension has not been obtained) and will timely file any such returns required to be filed (i) on or prior to the Closing and (ii) with respect to all periods ending on or before the Closing related to the Property. Seller further represents that he is solely responsible for any and all tax ramifications associated with the transaction contemplated under this Agreement. Seller further represents and warrants that the Buyer has not made any representations regarding the tax ramifications, if any, of this transaction.

Q. Classification of Sale. The Seller is receiving the Buyer's restricted common stock in consideration of the sale of real property. The Seller further represents and warrants that it is taking title to the shares of common stock with the intent of holding for its personal account without the intent to distribute through public resale until an exemption is available or until registration of the shares. The Seller has reviewed, as part of its due diligence, all filings of the Buyer with the United States Securities and Exchange Commission (the "SEC"), and agrees that the issuance of the shares herein are not subject to anti-dilution or registration rights, and that they are aware of all risk factors in holding Buyer's shares of common stock as disclosed in Buyer's filings with the SEC.

The above representations are true as of the date hereof and shall be true as of the date of Closing, shall not merge with the deed and shall survive the Closing and are fully enforceable against Seller thereafter, notwithstanding any investigation by or on behalf of Buyer.

16. **Representations and Warranties of Buyer**. Buyer represents and warrants to Seller that:

A. Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona and is duly authorized to do business and own properties in all jurisdictions in which it does business and owns properties. Buyer has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. Except for the Buyer's Board of Director approval, the execution, delivery and performance of this Agreement and the transactions have been approved and duly authorized by all necessary action of Buyer. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines of general application.

B. Buyer's Stock. All shares of common stock issued under this Agreement towards the Purchase Price will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

C. Litigation. Buyer is not a party to any, and there are no pending or, to Buyer knowledge, threatened legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its assets that, individually or in the aggregate (i) would delay or prevent Buyer from performing its obligations hereunder, or (ii) would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

The above representations are true as of the date hereof and shall be true as of the date of Closing, shall not merge with the deed and shall survive the Closing and are fully enforceable against Buyer thereafter, notwithstanding any investigation by or on behalf of Seller.

17. **Default.** Upon a breach hereunder, a Party shall be deemed to be in default hereof. In the event of a default by Seller hereunder, Buyer may, at its option, terminate this Agreement or pursue an action of specific performance against Seller. In the event of any default by Buyer, Buyer agrees to issue Seller shares of common stock as set forth in Section 1(C), above.

18. Notices. Any notice required or intended to be given under the terms of this Agreement shall be in writing, shall be addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed to have been given, delivered or served upon the earliest of (i) 2 days following deposit in the U.S. Mail, with proper postage prepaid, certified or registered, with return receipt requested, or (ii) the date delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (iii) the date of personal delivery:

If to Seller:

BENNY J. MANLEY
1831 Euclid Rd
Hughson, CA 95326
209-883-4424

If to Buyer:

American Housing Income Trust, Inc.
c/o American Realty Partners, LLC
Attention: Mr. Sean Zarinegar (President)
34225 N. 27th Dr, Bldg 5, Ste 238
Phoenix, AZ 85085
Facsimile: 623-551-5830

with a copy to:

Paesano Akkashian Apkarian, P.C.
7457 Franklin Road
Suite 200
Bloomfield Hills, Michigan 48301
Attention: Mr. Anthony R. Paesano
Facsimile: (248) 792-6885

19. Miscellaneous.

A. Survival. The covenants, agreements, representations and warranties of Seller and Buyer under this Agreement shall survive the Closing, except as may otherwise be set forth herein.

B. Time is of the Essence; Days. Time is of the essence with respect to each date in this Agreement. If the day by which any action is to be taken, any notice is to be given or any document or information is to be furnished pursuant to this Agreement is not a business day, then the time for the taking of such action, giving of such notice or furnishing of such document or information shall be automatically extended to the next subsequent business day. As used herein, "business day" shall mean any day other than a Saturday, Sunday or legal holiday.

C. Partial Invalidity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

D. Offer. The submission of this Agreement by one party to the other does not constitute an offer by the submitting party unless such party has executed this Agreement.

E. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, in being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings to the Sections of this Agreement have been inserted for convenience only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

F. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations regarding the subject matter hereof. Previous variations of this Agreement, even if signed by Buyer, are null and void and of no further force and effect. This Agreement may not be modified except by an instrument in writing executed by the parties hereto.

G. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original document.

H. Facsimile/Email Signatures. This Agreement may be signed by facsimile or email scanned signatures, and if so signed, (i) may be relied on by each party as if the document were a manually signed original provided that any party providing such signature hereby agrees to deliver an original to the other party within 2 business days thereafter and (ii) will be binding on each party for all purposes.

I. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflicts of laws.

J. Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that it has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

K. Other Documents. The parties agree to execute such other documents as may be necessary for the implementation and consummation of this Agreement and the warranties contained herein.

L. Legal Counsel. The Seller agrees that Counsel for the Buyer serves strictly in that capacity, and the Seller agrees that it has had the opportunity to retain separate counsel and advice from separate counsel prior to and at the time of Closing.

20. **Effective Date/Acceptance**. The Effective Date of this Agreement shall be the date upon which the latter of the parties receives a fully executed copy of this Agreement (which can be by facsimile or scanned email provided that provided that any party providing such signature hereby agrees to deliver an original to the other party within 2 business days thereafter). This Agreement may be revoked by a party at any time prior to the Effective Date. Buyer shall have the right to revoke this agreement at any time prior to its actual receipt of this Agreement fully signed by Seller.

IN WITNESS WHEREOF, the parties have executed this Agreement s of the dates set forth below respectively.

(SIGNATURES ON FOLLOWING PAGES)

BUYER:

American Housing Income Trust, Inc., a Maryland corporation

By: Jeff Howard
Its: Chief Executive Officer and President
Date:

SELLER:

By: Bonny J. Manley

By: Patricia A. Manley

EXHIBIT A

Legal Description

City of Hughson, County of Stanislaus, State of California, commonly known as 1831 Euclid Rd, 1921 Euclid Rd, as well as parcels 018022028, 018022029, 018022030 and 018022031

EXHIBIT B

Property Indebtedness

(See Attached)

PROMISSORY NOTE

This *Promissory Note* (the "Note") is entered into as of April 8th, 2016 between American Housing Income Trust, Inc., a Maryland corporation ("Debtor") and Marcus E. Cox and Dolores A. Cox, Trustees of the Marcus E. Cox and Dolores A. Cox November 1995 Living Trust ("Creditor"). Debtor and Creditor are also referred to herein individually as a "Party" or collectively as "Parties."

WHEREAS, Debtor has entered into a Real Property Purchase Agreement with Benny and Patricia Manley (the "Manleys") for real property in the City of Hughson, County of Stanislaus, State of California, commonly known as 1831 Euclid Rd (the "Property");

WHEREAS, Creditor hold a mortgage against the Property, securing the Manleys' debt of $310,000 plus interest of $4,830.60;

NOW THEREFORE, in consideration for Creditor's acquiescence to Debtor's purchase of the Property, Debtor has agreed to assume the Manleys' outstanding debt obligations, pursuant to the terms and conditions set forth below:

Initial Principal Amount:	$314,830.60
Interest Rate:	10.0% per annum
Term:	Five (5) years

1. The Payment of the Note Obligation. The principal of this Note shall be paid in full on or by April 1, 2021. Payments shall be made yearly, starting on January 1, 2017, when Debtor shall make the first interest-only payment in the amount of $23,720.11. Interest-only payments of $31,483.06 shall be due on January 1st of each subsequent year. A balloon payment of $322,593.55, representing the remaining principal and interest, shall be due on April 1, 2021. Payments postmarked by the first of January will be deemed "made" on that date. To the extent any stamp tax or similar charge is attached to this Note under California law, Debtor will bear the responsibility of paying the same.

Unless Creditor has otherwise agreed in writing, Creditor is not obligated to extend any additional loan to Debtor under this Note. Any extension shall be made in Creditors' sole discretion, and subject to an executed confirmation of advance. Debtor agrees that any amount agreed upon in an executed confirmation of advance shall be added to the principal of the Note Obligation, and that the confirmation of advance shall merge with this Note constituting a fully integrated agreement under California law.

2. Prepayment of Note Obligation. Debtor may prepay all or part of the principal of this Note at any time. Any partial prepayment will be applied to the installment or installments last falling due under this Note, and a partial prepayment shall not affect the amount or time of payment of succeeding required installments.

3. Events of Default. Each of the following shall be an "Event of Default" under this Note:

(a) Failure to comply with the payment schedule as described above, if such failure continues for ten (10) days after the due date for the particular month's payment;

(b) Debtor dissolves, or becomes insolvent, or makes an assignment for the benefit of creditors;

4. Remedies. On the occurrence of any event of default, all or any part of the indebtedness shall, at the option of the holder, become immediately due and payable without notice or demand. If a voluntary or involuntary case in bankruptcy, receivership, or insolvency is at any time be begun by or against Debtor, or if any levy, writ of attachment, garnishment, execution, or similar process is issued against or placed on any property of Debtor, all such indebtedness shall automatically become immediately due and payable. All or any part of the indebtedness evidenced by this Note also may become, or may be declared to be, immediately due and payable under the terms and conditions contained herein or any other agreement that has been, or in the future, is entered into between Debtor and the holder of this Note.

Any requirement of reasonable notice with respect to any sale or other disposition of collateral shall be met if the holder sends the notice at least ten (10) days before the date of sale or other disposition.

5. Default Interest Rate and Late charges. During any periods that an Event of Default has occurred and is continuing the outstanding principal amount shall bear interest at a rate equal to eighteen-percent (18%) per annum. If any required payment is not made within 10 days after the date it is due (other than the total payment of principal due on the due date), at the option of Lender, a late charge in the amount of five-percent (5%) of the overdue payment may be applied.

6. Payment. Each payment on this Note shall be made at the following address: 2515 River Road, Modesto, CA 95351, or any other place that the holder directs in writing. Payment shall be made to the order of Creditor. If Debtor at any time owes the holder of this Note any indebtedness or obligation in addition to the indebtedness evidenced by this Note, and if any indebtedness owed by Debtor to the holder is then in default, Debtor shall have no right to direct or designate the particular indebtedness or obligation on which any payment made by or collected from Debtor shall be applied. Debtor waives any such right and agrees that the manner of application of any such payment, as between or among such indebtedness and obligations, shall be determined solely by the holder.

7. Setoff Rights. The holder of this Note shall have the right at any time to set off any indebtedness that Creditor then owes to Debtor against any indebtedness evidenced by this Note that is then due and payable.

8. Due Upon Sale. If the Debtor shall sell, convey, or alienate the Property or any part thereof, or any interest therein, or shall be divested of its title or any interest therein in any manner or way, whether voluntarily or involuntarily, without the written consent of the Creditor being first had and obtained, Creditor shall have the right, at its option, to declare any indebtedness or obligation, irrespective of the maturity date specified herein, immediately due and payable.

9. No Waivers of Remedy. No delay by the holder of this Note shall be a waiver of the exercise of any right or remedy. No single or partial exercise by the holder of any right or remedy shall preclude any other or future exercise of that or any other right or remedy. No waiver by the holder of any default or of any provision of this Note shall be effective unless it is in writing and signed by the holder. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion.

10. Additional Waivers or Demands. Debtor waives demand for payment, presentment, notice of dishonor, and protest of this Note; waives all defenses based on suretyship or impairment of collateral; and consents to any extension or postponement of time of its payment, to any substitution, exchange, or release of all or any part of any security given to secure this Note, to the addition of any party, and to the release, discharge, waiver, modification, or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note.

11. Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of California without giving effect to conflict-of-laws principles. Debtor irrevocably agrees and consents that any action against Debtor to collect or enforce this Note may be brought in any state or federal court that has subject-matter jurisdiction and is located in, or whose district includes, Stanislaus County, California, and that any such court shall have personal jurisdiction over Debtor for purposes of such action.

12. Costs and Attorney Fees. Should litigation be initiated in any way related to this Note, the prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Note.

13. Prior Note Obligations. Creditor and Debtor agree that Debtor is not liable for any past default of the Manleys, and that the execution of this Note extinguishes any obligation between Creditor and the Manleys as it relates to the prior note obligations including, but not limited to, Creditor's prior mortgages on the Property.

DEBTOR

[signature]

AMERICAN HOUSING INCOME TRUST, INC.
By: Jeff Howard
Its: President and CEO

Agreed to:

MARCUS E. COX AND DOLORES A. COX
NOVEMBER 1995 LIVING TRUST

By: Marcus E. Cox Trustee
Marcus E. Cox
Its: Trustee

By: Dolores A Cox Trustee
Dolores A. Cox
Its: Trustee

RECORDING REQUESTED BY:
Stewart Title of California, Inc.

WHEN RECORDED MAIL TO

Marcus E. and Dolores A. Cox
2515 River Road
Modesto, CA 95351

ORDER NO. 7606-01180-202764 PU
ESCROW NO. 01180-202764
APN: 018-022-028

THIS IS CERTIFIED TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL
STEWART TITLE OF CALIFORNIA
BY [signature]
DATE 4-11-16
TIME ______ A.M. - P.M. FEE: ______
INSTRUMENT NO. 2016-0025737
STANISLAUS COUNTY RECORDS

SPACE ABOVE THIS LINE FOR RECORDERS USE

SHORT FORM DEED OF TRUST AND ASSIGNMENT OF RENTS

This Deed of Trust, made this 8th day of April, 2016, between

American Housing Income Trust, Inc, a Maryland Corporation,

herein called **TRUSTOR**, whose address is 34225 N. 27th Drive, BLDG 5-Suite 238, Phoneix, AZ 85085

Stewart Title of California, Inc., herein called **TRUSTEE**, and

Marcus E. Cox and Dolores A. Cox, Trustees of the Marcus E. Cox and Dolores A. Cox November 1995 Living Trust

herein called **BENEFICIARY**,

Witnesseth: That Trustor **IRREVOCABLY GRANTS, TRANSFERS AND ASSIGNS TO TRUSTEE IN TRUST, WITH POWER OF SALE**, that property in Stanislaus County, California, described as:

Parcels 3 and 4 as shown on that Parcel Map in the City of Hughson, County of Stanislaus, State of California, recorded March 30, 2011, in Book 56, Page 62 of Parcel Maps, Stanislaus County records.

TOGETHER WITH the rents, issues and profits thereof, SUBJECT, HOWEVER, to the right, power and authority given to and conferred upon Beneficiary by paragraph (10) of the provisions herein to collect and apply such rents, issues and profits.
For the Purpose of Securing: 1. Performance of each agreement of Trustor incorporated by reference or contained herein. 2. Payment of the indebtedness evidenced by one promissory note of even date herewith, and any extension or renewal thereof, in the principal sum of $314,830.60 executed by Trustor in favor of Beneficiary by order. 3. Payment of such further sums as the then record owner of said property may borrow from Beneficiary, when evidenced by another note (or notes) reciting it is so secured.

To Protect the Security of This Deed of Trust, Trustor Agrees:

By the execution and delivery of this Deed of Trust and the note secured hereby, that provisions (1) to (14), inclusive, of the fictitious deed of trust recorded under date, in the book and at the page of Official Records in the office of the county recorder of the county where said property is located, noted below opposite the name of such county, viz.:

COUNTY	BOOK	PAGE	COUNTY	BOOK	PAGE	COUNTY	BOOK	PAGE	COUNTY	BOOK	PAGE
Alameda	435	684	Kings	792	833	Placer	895	301	Sierra	29	335
Alpine	1	250	Lake	362	39	Plumas	151	5	Siskiyou	468	181
Amador	104	348	Lassen	171	471	Riverside	3005	523	Solano	1105	182
Butte	1145	1	Los Angeles	T2055	899	Sacramento	4331	62	Sonoma	1851	689
Calaveras	145	152	Madera	810	170	San Benito	271	383	Stanislaus	1715	456
Colusa	296	617	Marin	1508	339	San Bernardino	5567	61	Sutter	572	297
Contra	3978	47	Mariposa	77	292	San Francisco	A332	905	Tehama	401	289

Costa											
Del Norte	78	414	Mendocino	579	530	San Joaquin	2470	311	Trinity	93	366
El Dorado	568	456	Merced	1547	538	San Luis Obispo	1151	12	Tulare	2294	275
Fresno	4626	572	Modoc	184	851	San Mateo	4078	420	Tuolumne	135	47
Glen	422	184	Mono	52	429	Santa Barbara	1878	860	Ventura	2062	386
Humboldt	657	527	Monterey	2194	538	Santa Clara	5336	341	Yolo	653	245
Imperial	1091	501	Napa	639	86	Santa Cruz	1431	494	Yuba	334	486
Inyo	147	598	Nevada	305	320	Shasta	684	528			
Kern	3427	60	Orange	5889	611	San Diego	Series 2, Book 1961, Page 183887				

(which provisions, identical in all counties, are printed on the reverse hereof) hereby are adopted and incorporated herein and made a part hereof as fully as though set forth herein at length; that he will observe and perform said provisions; and that the references to property, obligations, and parties in said provisions shall be construed to refer to the property, obligations, and parties set forth in this Deed of Trust.
The undersigned Trustor requests that a copy of any Notice of Default and of any Notice of Sale hereunder be mailed to him at his address hereinbefore set forth.

If the Trustor shall sell, convey, or alienate said property or any part thereof, or any interest therein, or shall be divested of his title or any interest therein in any manner or way, whether voluntarily or involuntarily, without the written consent of the beneficiary being first had and obtained, beneficiary shall have the right, at its option, to declare any indebtedness or obligation secured hereby, irrespective of the maturity date specified in any Note evidencing the same, immediately due and payable.

Date: April 08, 2016

AMERICAN HOUSING INCOME TRUST, INC, A MARYLAND CORPORATION

[signature]

Jeff Howard
President and CEO

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached and not the truthfulness, accuracy, or validity of that document.

State of ~~California~~ ARIZONA
County of ~~Stanislaus~~ MARICOPA

On April 8, 2016 before me Monica Andreas, Notary Public (here insert name and title of the officer) personally appeared Jeff Howard

who proved to me on the basis of satisfactory evidence to be the person(s), whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature [signature] (Seal)

MONICA ANDREAS
Notary Public - State of Arizona
MARICOPA COUNTY
My Commission Expires
April 15, 2019

File No.: 01180-202764
TD to Other than Seller Short Form BP SCE

successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all its title, estate, rights, powers and duties. Said instrument must contain the name of the original Trustor, Trustee and Beneficiary hereunder, the book and page where this Deed is recorded and the name and address of the new Trustee.

13. That this Deed applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns. The term Beneficiary shall mean the owner and holder, including pledges, of the note secured hereby whether or not named as Beneficiary herein in this Deed, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

14. That Trustee accepts this Trust when this Deed, duly executed and acknowledged and is made a public record as provided by law. Trustee is not obligated to notify any party hereto of pending sale under any other Deed of Trust or of any action or proceeding in which Trustor, Beneficiary of Trustee shall be a party unless brought by Trustee.

Exhibit C

Permitted Exceptions

For a list of Permitted Exceptions, please see Schedule B of the ten (10) page Preliminary Report prepared by Ann M. Black of Stewart Title if California, Inc., dated February 16, 2016, incorporated herein by reference and attached hereto, pages 4 through 7.